Exhibit 99.1

NEWS RELEASE

CONTACTS: Albert G. White, III VP, Investor Relations and Treasurer Kim Duncan Director, Investor Relations ir@coopercompanies.com	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

FOR IMMEDIATE RELEASE

THE COOPER COMPANIES ANNOUNCES FOURTH QUARTER AND FULL YEAR 2008 RESULTS

PLEASANTON, Calif., Dec. 9, 2008 — The Cooper Companies, Inc. (NYSE: COO) today announced financial results for the fiscal fourth quarter and full year ended October 31, 2008.

•	Fourth quarter 2008 revenue increased 6% year-over-year to $268.8 million. Fiscal 2008 revenue increased 12% to a record $1,063.2 million.

•

Fourth quarter 2008 CooperVision (CVI) revenue up 6% to $224.1 million, and CooperSurgical (CSI) revenue up 7% to $44.7 million. Fiscal 2008 CVI revenue up 12% to $894.8 million, and CSI revenue up 9% to $168.4 million.

•	Fourth quarter 2008 GAAP earnings per share (EPS) 65 cents, versus a loss of 54 cents in last year’s fourth quarter. Fiscal 2008 GAAP EPS $1.43, versus a loss of 25 cents in fiscal 2007.

•

Fourth quarter cash flow from operations $41.0 million and capital expenditures $22.6 million resulted in free cash flow of $18.4 million. Total debt decreased $23.0 million to $904.8 million, with $511.4 million drawn on the $650.0 million revolving line of credit.

•	Fiscal 2009 revenue guidance of $1,030 million to $1,100 million and GAAP EPS of $2.16 to $2.36.

Commenting on the results, Robert S. Weiss, Cooper’s president and chief executive officer said, “We are very pleased with our solid fourth quarter results considering the negative impact of the global economic downturn in October. As we enter fiscal 2009, we expect the contact lens market to remain soft, but improve as the year progresses. CooperVision’s business will be strengthened by the planned introduction of two new products in the first calendar quarter of 2009, Biofinity® toric and Proclear® 1 Day in Japan, along with Avaira™ toric, which we expect to launch by the end of calendar 2009. We are proactively managing the business by focusing on improving earnings, generating cash flow and gaining market share. This focus should help us remain competitive throughout this downturn and continue to outperform the market. I am confident in the strength of our business today driven by market-leading products, cost control discipline and a strong capital structure.”

Fourth Quarter Operating Highlights

•	Revenue $268.8 million, 6% above fourth quarter 2007, 6% in constant currency.

•

Gross margin 60% compared with 46% in last year’s fourth quarter (or 61% in last year’s fourth quarter excluding costs considered unrelated to core operating performance as shown below in “Unaudited Reconciliation and Explanation of Non-GAAP to GAAP Operating Results”).

•	Operating margin 18% compared with negative 2% in last year’s fourth quarter (or unchanged from last year’s fourth quarter excluding costs considered unrelated to core operating performance).

•	Depreciation and amortization expense $19.8 million.

Fourth Quarter CVI Operating Highlights

•	Revenue $224.1 million, up 6% from last year’s fourth quarter, 6% in constant currency.

•	Revenue by segment:

	(In thousands) 4Q08	% of CVI Revenue 4Q08	%chg y/y	Constant Currency %chg y/y
Specialty
Toric	$71,903	32%	n/c	2%
Multifocal	14,617	6%	20%	21%
Cosmetic	3,556	2%	-10%	-5%

Total specialty	90,076	40%	3%	4%
Single-use sphere	44,675	20%	37%	32%
Non single-use sphere, other	89,334	40%	-3%	-1%

Total	$224,085	100%	6%	6%

•	Revenue by geography:

	(In thousands) 4Q08	% of CVI Revenue 4Q08	%chg y/y	Constant Currency %chg y/y
Americas	$99,565	44%	1%	2%
Europe	82,940	37%	3%	7%
Asia-Pacific	41,580	19%	25%	19%

Total	$224,085	100%	6%	6%

•	Revenue by product:

	(In thousands) 4Q08	% of CVI Revenue 4Q08	%chg y/y	Constant Currency %chg y/y
Proclear	$61,749	28%	18%	21%
Biofinity	$14,623	7%	195%	200%
Avaira	$3,712	2%	n/a	n/a

•	Gross margin 61% compared with 44% in the fourth quarter of 2007 (or unchanged from last year’s fourth quarter excluding costs considered unrelated to core operating performance).

•	Operating margin 20% compared with negative 3% in the fourth quarter of 2007 (or unchanged from last year’s fourth quarter excluding costs considered unrelated to core operating performance).

Fourth Quarter CSI Operating Highlights

•	Revenue $44.7 million, up 7% from last year’s fourth quarter, all of which was organic growth.

•	Sales of products marketed directly to hospitals grew 18% year-over-year to $13.4 million in the fourth quarter and represent 30% of CSI’s total revenue.

•	Gross margin 59%, up from 58% in the fourth quarter of 2007 (or unchanged from last year’s fourth quarter excluding costs considered unrelated to core operating performance).

•	Operating margin 22%, up from 21% in the fourth quarter of 2007 (or 19% in last year’s fourth quarter excluding costs considered unrelated to core operating performance).

Fiscal Year 2008 Operating Highlights

•	Record revenue $1,063.2 million, up 12% from fiscal 2007, 8% in constant currency.

•	CVI revenue $894.8 million, up 12% from fiscal 2007, and CSI revenue $168.4 million, up 9% from fiscal 2007.

•	GAAP EPS $1.43 vs. loss of 25 cents in fiscal 2007. Non-GAAP EPS of $2.26 vs. $2.12 in fiscal 2007.

•	Depreciation and amortization expense $82.2 million.

2009 Guidance

The Company is targeting fiscal 2009 revenue in the range of $1,030 million to $1,100 million, representing a negative 3% to positive 3% change over fiscal 2008, and includes CVI revenue of $865 million to $925 million and CSI revenue of $165 million to $175 million. GAAP EPS for fiscal 2009 is targeted in the range of $2.16 to $2.36.

Conference Call and Webcast

Cooper will host a conference call today at 5:00 p.m. ET to discuss its fourth quarter and full year 2008 financial results. The dial in number in the United States is +1-866-396-2384 and outside the United States is +1-617-847-8711. The passcode is 46789867. There will be a replay available approximately one hour after the call ends until Tuesday, December 16, 2008. The replay number in the United States is +1-888-286-8010 and outside the United States is +1-617-801-6888. The replay passcode is 99264741.

This call will be broadcast live on our website at www.coopercos.com and at www.streetevents.com. A transcript will be available on our website within 24 hours after the conference call.

About The Cooper Companies

The Cooper Companies, Inc. manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are located in Pleasanton, CA. For more information, visit www.coopercos.com, or dial our toll free interactive telephone system at 1-800-334-1986 for stock quotes, recent press releases and financial data.

CooperVision develops, manufactures and markets a broad range of soft contact lenses for the worldwide vision correction market. Dedicated to enhancing the contact lens experience for practitioners and patients, CooperVision specializes in lenses for astigmatism, presbyopia and ocular dryness. CooperVision manufactures a full array of monthly, two-week and daily disposable contact lenses featuring advanced materials and optics. Headquartered in Pleasanton, CA, it manufactures in Juana Diaz, Puerto Rico; Norfolk, VA; Rochester, NY; Adelaide, Australia; Hamble and Hampshire, England; and Madrid, Spain. For more information, visit www.coopervision.com.

CooperSurgical develops, manufactures and markets medical devices, diagnostic products and surgical instruments and accessories used primarily by gynecologists and obstetricians. Its major manufacturing and distribution facilities are in Trumbull, CT, and Stafford, Texas. For more information, visit www.coopersurgical.com.

The information on Cooper’s Web sites and its interactive telephone system are not part of this news release.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including all statements regarding anticipated growth in our revenue, planned product launches and expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in global or regional general business, political and economic conditions due to the current global economic downturn, including the impact of continuing uncertainty and instability of U.S. and international credit markets that may adversely affect the Company’s or its customers’ ability to meet future liquidity needs; the requirement to provide for a significant liability or to write off a significant asset, including impaired goodwill as a result of recent declines in the price of the Company’s common stock or other events; failures to launch, or significant delays in introducing new products, or limitations on sales following introduction due to poor market acceptance or manufacturing constraints (including failures to develop and implement improvements to manufacturing processes for new products); failures to receive or delays in receiving U.S. or foreign regulatory approvals for products; new competitors, product innovations or technologies; a major disruption in the operations of our manufacturing, research and development or distribution facilities due to technological problems, natural disasters or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel lenses; the impact of acquisitions or divestitures on revenues, earnings or margins; losses arising for pending or future litigation or product recalls; interest rate and foreign currency exchange rate fluctuations; changes in U.S. and foreign government regulation of the retail optical industry and of the healthcare industry generally; changes in tax laws or their interpretation and changes in effective tax rates; changes in the Company’s expected utilization of recognized net operating loss carryforwards and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	October 31, 2008	October 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$1,944	$3,226
Trade receivables, net	159,158	164,493
Inventories	283,454	267,914
Deferred tax asset	26,337	23,395
Other current assets	55,139	58,494

Total current assets	526,032	517,522

Property, plant and equipment, net	602,654	604,530
Goodwill	1,251,699	1,289,584
Other intangibles, net	130,587	145,833
Deferred tax asset	25,645	20,015
Other assets	50,999	18,685

	$2,587,616	$2,596,169

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$43,013	$46,514
Other current liabilities	212,394	239,966

Total current liabilities	255,407	286,480

Long-term debt	861,781	830,116
Other liabilities	38,156	9,408
Deferred tax liabilities	15,196	10,678

Total liabilities	1,170,540	1,136,682

Stockholders’ equity	1,417,076	1,459,487

	$2,587,616	$2,596,169

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended October 31,		Year Ended October 31,
	2008	2007	2008	2007
Net sales	$268,809	$253,824	$1,063,176	$950,641
Cost of sales	106,765	136,584	453,146	431,110

Gross profit	162,044	117,240	610,030	519,531
Selling, general and administrative expense	101,255	104,973	429,304	407,951
Research and development expense	9,190	9,277	35,468	39,858
Restructuring costs	—	2,896	1,521	9,674
Amortization of intangibles	4,097	4,191	16,774	16,194

Operating income (loss)	47,502	(4,097)	126,963	45,854
Interest expense	12,342	10,888	50,784	42,683
Other (loss) income, net	(1,902)	(3,839)	28	(2,499)

Income (loss) before income taxes	33,258	(18,824)	76,207	672
Provision for income taxes	3,779	5,370	10,731	11,864

Net income (loss)	29,479	(24,194)	65,476	(11,192)
Add interest charge applicable to convertible debt, net of tax	—	—	1,394	—

Income (loss) for calculating earnings per share	$29,479	$(24,194)	$66,870	$(11,192)

Diluted earnings (loss) per share	$0.65	$(0.54)	$1.43	$(0.25)

Number of shares used to compute earnings per share	45,102	44,835	46,844	44,707

Unaudited Reconciliation and Explanation of Non-GAAP to GAAP Operating Results (In thousands, except per share amounts)

Listed below are the items included in net income that management excludes in computing non-GAAP financial measures as described below the table.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Earnings to GAAP Net Income

	Three Months Ended October 31,		Year Ended October 31,
	2008	2007	2008	2007
GAAP net income (loss)	$29,479	$(24,194)	$65,476	$(11,192)
Non-GAAP adjustments:
Production start-up and restructuring costs in cost of sales	—	37,017	27,063	70,670
Distribution center rationalization and restructuring costs in SGA	—	1,465	1,938	14,186
Intellectual property litigation expenses in SGA	—	4,727	3,364	10,325
Production start-up costs in SGA	—	2,436	3,556	6,857
Acquired in-process R&D	—	—	—	7,254
Other restructuring costs in operating expenses	—	2,893	2,535	8,868
Write-off of deferred financing costs	—	—	2,955	882
Income tax effect	—	233	(2,514)	(8,858)

	—	48,771	38,897	110,184

Non-GAAP net income	$29,479	$24,577	$104,373	$98,992

Add interest charge applicable to convertible debt	—	523	1,394	2,092

Income for calculating diluted earnings per share	$29,479	$25,100	$105,767	$101,084

Diluted earnings per share	$0.65	$0.53	$2.26	$2.12

Number of shares used to compute earnings per share	45,102	47,666	46,844	47,582

Explanation of Non-GAAP Measures

In addition to results in accordance with GAAP, Cooper management also considers non-GAAP operating results as important supplemental financial measures in evaluating its core operating results and in making operating decisions. While management did not report non-GAAP operating results for the fiscal fourth quarter in 2008, it has referred to prior reported non-GAAP operating results in this release for comparative purposes.

Non-GAAP operating results and guidance exclude from GAAP operating items that management does not consider part of core operating performance. Management has used these non-GAAP operating results to compare actual operating results to its business plans, calculate debt compliance covenants, allocate resources and evaluate potential acquisitions. Management believes that presenting these non-GAAP operating results allows investors, as well as management, to evaluate operating results from one period to another on a comparable basis.

Specific items that Cooper excludes from its GAAP results when evaluating core operational performance are:

•	Acquisition and restructuring expenses consisting of

•

Restructuring and integration expenses related primarily to the integration of Ocular Sciences, Inc. (Ocular) into CooperVision, Inc., which were charged to cost of sales and operating expense. They consisted of costs to integrate duplicate facilities, streamline manufacturing and distribution practices and integrate sales, marketing and administrative functions.

•	Manufacturing and distribution rationalization and start-up costs. They consisted of costs to:

•	Develop new manufacturing technologies, specifically silicone hydrogel manufacturing.

•	Restructure manufacturing locations and platforms.

•	Eliminate duplicate distribution locations (products are stored and shipped from several locations while central warehouses are completed).

We adjusted for these costs because once the specific integration activities have been completed and new technology and manufacturing techniques have been applied, the costs are eliminated.

•

Acquired in-process R&D charges. These charges are subject to a formal appraisal process that may take up to twelve months to complete following a transaction. Management adjusts for these expenses because they are not known when evaluating forecasted performance of the acquired business.

•	Expenses associated with certain intellectual property litigation

Cooper had filed suits claiming patent infringement against a competitor to protect its intellectual property and sought a declaratory judgment that a CVI product does not infringe any valid and enforceable claims of the competitors’ patents. These cases have not historically been part of Cooper’s normal operations. As previously announced, the intellectual property suits with this competitor have now been settled.

None of the items listed occurred in the fiscal fourth quarter 2008 and not all the items listed occurred in the fiscal fourth quarter of 2007. Specific amounts for the items in the fiscal fourth quarter of 2007 are set forth in the table above. For fiscal 2008, the Company no longer excludes share-based compensation expense in its non-GAAP operating results as share-based compensation is now comparable over a three-year period.

Operating results adjusted for these items should not be considered alternatives to any performance measures derived in accordance with GAAP. We present them because we consider their disclosure an important supplemental measure of performance. In evaluating Cooper’s non-GAAP operating results and guidance, investors are cautioned that in future periods Cooper expects to incur expenses similar to those for which adjustments are made in the presentation of non-GAAP operating results. Presentation of non-GAAP operating results and guidance should not be construed as an indication that future results will be unaffected by similar items or nonrecurring or unusual charges.

Cooper’s non-GAAP operating results have limitations as an analytical tool, including that they do not reflect the cost of:

•	The Ocular integration, and the integration and restructuring of other acquisitions.

•	New manufacturing technologies, specifically silicone hydrogel manufacturing, and the phase out of product lines and manufacturing platforms that are being eliminated.

•	Intellectual property litigation, which we expect to be significant but are difficult to forecast.

In addition, non-GAAP operating results may not be useful when comparing Cooper to other companies that may calculate these measures differently. Moreover, the impact of many of the items excluded (particularly litigation and restructuring) on guidance is difficult to quantify because of significant uncertainty in timing and the range of possible outcomes. These items could be material.

Cooper compensates for these limitations by relying primarily on GAAP operating results and supplementing these with non-GAAP operating results.

Soft Contact Lens Revenue Update: Third Calendar Quarter 2008 CVI Revenue in Constant Currency vs. the Worldwide Market in Constant Currency

The data below is extracted from a compilation of industry participants’ revenue by the Contact Lens Institute (CLI), an independent market research firm.

CooperVision vs. Worldwide Manufacturers’ Soft Lens Revenue

(U.S. dollars in millions; constant currency; unaudited)

	CYQ3 2008 CooperVision	% Change	CYQ3 2008 Market	% Change
Single-Use Spherical Lenses	$48	35%	$509	11%
Spherical Lenses (ex single-use)	94	5%	594	2%

Total Spheres	142	14%	1,103	6%

Torics	78	5%	265	10%
Cosmetic	3	3%	69	—
Multifocal	15	23%	52	14%

Specialty Lenses	96	7%	386	9%

Soft Contact Lenses	$238	11%	$1,489	7%

Total Silicone Hydrogel	$17	301%	$473	25%

Americas Region	$102	9%	$592	7%
European Region	93	12%	456	8%
Asia Pacific Region	43	16%	441	5%

Worldwide Soft Contact Lenses	$238	11%	$1,489	7%

United States	$87	8%	$515	8%
International	151	13%	974	6%

Worldwide Soft Contact Lenses	$238	11%	$1,489	7%

Based upon Health Product Research (HPR), which reports on a statistical sampling of practitioners each quarter, management calculated that silicone hydrogel lenses accounted for 49% of total patient visits and 54% of new patient visits to contact lens practitioners in the United States during the third calendar quarter of 2008. Silicone hydrogel toric lenses accounted for 51% of total toric patient visits and 56% of new toric patient visits in the United States in the third calendar quarter of 2008.

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